CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Post-Effective Amendment No. 66 to the Registration Statement on Form N-4 (No. 002-76580) (the “Registration Statement”) of our report dated April 17, 2025 relating to the financial statements of The Prudential Insurance Company of America and consent to the use in the Registration Statement of our reports dated April 29, 2025 relating to the financial statements of each of the investment divisions of The Prudential Variable Contract Account-10, The Prudential Variable Contract Account-11 and The Prudential Variable Contract Account-24 indicated in our reports. We also consent to the reference to us under the heading “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 29, 2025